Exhibit 99.1

Contact:
Steve Crosby
916-686-3333
steven.crosby@ftr.com

Frontier Communications Promotes Daniel J. McCarthy
President and Chief Operating Officer

STAMFORD, Conn., April 16, 2012 – Frontier Communications Corporation (NASDAQ: FTR) today announced the promotion of Daniel J. McCarthy to President of the company.  McCarthy retains the title of Chief Operating Officer (COO) and reports directly to Maggie Wilderotter, Chairman and Chief Executive Officer.

Mrs. Wilderotter stated, “I am pleased to promote Dan McCarthy to President of Frontier.  He has been a terrific leader in our organization for many years and has helped me reorganize our people and processes in the field after we tripled in size 21 months ago.  As President, Dan will be responsible for Marketing, Commercial Sales, Engineering, Technology, Field Operations and Call Center Sales and Service.  By putting all of the customer-facing activities together, we will be better aligned to support our business and residential customers.”   She added, “I am extremely confident in Dan’s abilities, track record and wealth of field experience. He will drive continued success at Frontier.”

McCarthy joined the company in 1990 and has been Executive Vice President and COO since January 1, 2006, responsible for all operations, networks and technology throughout Frontier’s 27-state footprint.  He played a critical role in the July 2010 transaction that tripled Frontier’s size and employee base and made it the largest communications provider in the nation focused on rural America.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers voice, broadband, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices and advanced business communications for medium and large businesses in 27 states.  Frontier’s approximately 15,400 employees are based entirely in the United States.  More information is available at www.frontier.com and www.frontier.com/ir.

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